Exhibit 21.1
SUBSIDIARIES OF THE COMPANY
LISTED BELOW ARE THE DIRECT AND INDIRECT SUBSIDIARIES OF
TRANSTECHNOLOGY CORPORATION

Subsidiary	Jurisdiction of Incorporation

TTERUSA, Inc.	New Jersey
TT Connecticut Corporation	Connecticut
Rancho TransTechnology Corporation	California
Retainers, Inc.	New Jersey
TransTechnology Germany Beteiligungsgesellschaft mbH	Germany
TTC Germany GmbH & Co. OHG	Germany
SSP Industries	California
SSP International Sales, Inc.	California
TT Minnesota Corporation	Minnesota
TransTechnology International Corporation	Virgin Islands
TransTechnology International Corporation	Delaware
TransTechnology Germany GmbH	Germany